BALTIMORE GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS
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                                                                              12 Months Ended
                                           --------------------------------------------------------------------------------------
                                             March        December        December       December       December       December
                                             2000           1999            1998           1997           1996           1995
                                           -----------   ----------     -----------    -----------     -----------    -----------
                                                                              (In Millions of Dollars)

Income from Continuing Operations
   (Before Extraordinary Loss)               $ 296.3      $ 328.4        $ 327.7        $ 282.8          $ 310.8        $ 338.0
Taxes on Income                                167.5        182.0          181.3          161.5            169.2          172.4
                                           -----------   ----------     -----------    -----------     -----------    -----------
Adjusted Income                              $ 463.8      $ 510.4        $ 509.0        $ 444.3          $ 480.0        $ 510.4
                                           -----------   ----------     -----------    -----------     -----------    -----------

Fixed Charges:
Interest and Amortization of
   Debt Discount and Expense and
   Premium on all Indebtedness               $ 192.3      $ 206.4        $ 255.3        $ 234.2          $ 203.9        $ 206.7
Capitalized Interest                             0.1          0.4            3.6            8.4             15.7           15.0
Interest Factor in Rentals                       0.9          1.0            1.9            1.9              1.5            2.1
                                           -----------   ----------     -----------    -----------     -----------    -----------
Total Fixed Charges                          $ 193.3      $ 207.8        $ 260.8        $ 244.5          $ 221.1        $ 223.8
                                           -----------   ----------     -----------    -----------     -----------    -----------

Preferred and Preference
   Dividend Requirements: (1)
   Preferred and Preference Dividends        $  13.4      $  13.5        $  21.8        $  28.7          $  38.5        $  40.6
   Income Tax Required                           7.6          7.5           12.0           16.4             20.9           20.4
                                           -----------   ----------     -----------    -----------     -----------    -----------
   Total Preferred and Preference
       Dividend Requirements                 $  21.0      $  21.0        $  33.8        $  45.1          $  59.4        $  61.0
                                           -----------   ----------     -----------    -----------     -----------    -----------

Total Fixed Charges and Preferred
   and Preference Dividend Requirements      $ 214.3      $ 228.8        $ 294.6        $ 289.6          $ 280.5        $ 284.8
                                           ===========   ==========     ===========    ===========     ===========    ===========

Earnings (2)                                 $ 657.0      $ 717.8        $ 766.2        $ 680.4          $ 685.4        $ 719.2
                                           ===========   ==========     ===========    ===========     ===========    ===========


Ratio of Earnings to Fixed Charges              3.40         3.45           2.94           2.78           3.10           3.21

Ratio of Earnings to Combined Fixed
   Charges and Preferred and Preference
   Dividend Requirements                        3.07         3.14           2.60           2.35           2.44           2.52

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(1)  Preferred and preference dividend  requirements  consist of an amount equal
     to  the  pre-tax   earnings   that  would  be  required  to  meet  dividend
     requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of income from continuing operations (before extraordinary loss) that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including defered income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.
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